EX-99.77C  VOTES

Shareholder Voting Results

     On September 19, 2003, a special shareholder meeting was held. Shareholders of record on July 24, 2003, were entitled to vote on the proposals described below.

1. To approve a proposed Agreement and Plan of Reorganization ("Plan") that provides for the reorganization of the Portfolios of Advantus Series Fund, Inc. (each of which is a "Fund") into a comparable fund in W&R Target Funds, Inc. A vote in favor of the Plan also will be considered a vote in favor of an amendment to the articles of incorporation of Advantus Series Fund, Inc. which is required to effect the reorganization.

                                 Votes           Votes            Votes
                                  For           Against          Abstain

Advantus Asset
  Allocation Portfolio      218,173,977.659   23,350,164.372   22,200,325.693

Advantus Capital
  Appreciation Portfolio    111,433,896.798    9,047,371.458   11,021,223.864

Advantus Growth Portfolio   135,649,577.564   15,781,139.857   11,010,248.682

Advantus Core Equity
  Portfolio                  24,185,402.493    1,049,829.786    2,068,533.278

Advantus Value Stock
  Portfolio                  72,382,159.688    5,754,041.384    8,677,941.712

Advantus Small Company
  Growth Portfolio          147,282,667.355   18,863,789.908   13,440,270.722

Advantus International
  Stock Portfolio           165,854,217.100   15,486,316.572   15,561,139.208

Advantus Small Company
  Value Portfolio            43,583,839.921    7,922,653.111    2,892,388.533

Advantus Micro-Cap
  Growth Portfolio           24,973,991.432    1,962,333.254    1,396,526.221

2. To approve a definitive investment advisory agreement between Advantus Series Fund, Inc., on behalf of the Fund, and Waddell & Reed Investment Management Company.

                                 Votes           Votes            Votes
                                  For           Against          Abstain

Advantus Asset
  Allocation Portfolio      219,249,973.487   20,275,137.079   24,199,357.158

Advantus Capital
  Appreciation Portfolio    111,110,400.667    8,468,760.493   11,923,330.960

Advantus Growth Portfolio   137,200,888.790   13,752,252.190   11,487,825.123

Advantus Core Equity
  Portfolio                  24,251,204.568      985,119.861    2,067,441.128

Advantus Value Stock
  Portfolio                  73,071,463.981    5,038,692.847    8,703,985.956